Exhibit 9.3B

                                ADDITION OF THE
                               LKCM BALANCED FUND
                             LKCM FIXED INCOME FUND
                            LKCM INTERNATIONAL FUND
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT
                                    Between
                                   LKCM FUND
                                      and
                             FIRSTAR TRUST COMPANY
                       which is Dated as of July 10, 1997

WHEREAS, the above parties have entered into a Transfer Agent Servicing Agreement (the "Agreement") whereby Firstar Trust Company ("FTC") has agreement to provide transfer agent services to LKCM Fund (the "Trust"); and

WHEREAS, the parties would like to add the LKCM Balanced Fund, the LKCM Fixed Income Fund and the LKCM International Fund, collective the Funds, to the Agreement;

NOW THEREFORE, the Trust and FTC agree to add the Funds to the agreement and compensation for the addition of the Funds will be determined in accordance with the original fee schedule subject to a 10% discount for the Funds' first year of operations or until the respective Fund's assets reach $10 million, whichever comes first.

Dated this 30 day of December, 1997

LKCM FUND                                             FIRSTAR TRUST COMPANY

BY:  /s/ Jacqui Brownfield                            BY:  /s/ Joseph Neuberger
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